Exhibit 21.1
Intel Corporation
Subsidiaries1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Intel International, Inc.	California, U.S.
Intel Capital Corporation	Delaware, U.S.
Intel Overseas Funding Corporation	Delaware, U.S.
Intel Americas, Inc.	Delaware, U.S.
Intel Ireland Holdings (U.S.) LLC	Delaware, U.S.
Intel Technology (US), LP	California, U.S.
Altera Corporation	Delaware, U.S.
Intel Benelux B.V.	Netherlands
Intel Holdings B.V.	Netherlands
Intel Ireland Holdings B.V.	Netherlands
Intel Finance B.V.	Netherlands
Intel Technologies, Inc.	Delaware, U.S.
Intel Ireland Limited	Cayman Islands
Intel Electronics Ltd.	Israel
Mobileye Global Inc.	Delaware, U.S
Habana Labs Ltd.	Israel
Intel Semi Conductors Ltd.	Israel
Intel Technology Sdn. Berhad	Malaysia
Intel Semiconductor (US) LLC	Delaware, U.S.
Intel Asia Holding Limited	Hong Kong
Intel Products Vietnam Co., Ltd.	Vietnam
Intel Asia-Pacific Research & Development Ltd.	China
Intel Products (Chengdu) Ltd.	China
Intel Technology India Private Limited	India
Arizona Fab LLC	Delaware, U.S
Intel China Finance Holding (HK) Limited	Hong Kong

1    As of December 25, 2021. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other Intel Corporation subsidiaries are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of December 25, 2021.